Exhibit 99.1

Dresser Names Woltil as CFO

DALLAS, TEXAS (Jan. 9, 2006)—Dresser, Inc. today announced that Robert D. Woltil has been appointed senior vice president and chief financial officer effective Jan. 1, 2006. Mr. Woltil joined the company as senior vice president of finance and accounting in September, and at that time the company had announced its intention to appoint him chief financial officer.

Mr. Woltil succeeds James A. Nattier, who remains executive vice president of ethics and compliance.

Prior to joining Dresser, Mr. Woltil was a partner with Tatum Partners, LLP, a nationally recognized financial and information technology consulting firm. He worked in that capacity with Dresser before joining the company. Previously, he was CFO for Sun Healthcare Group, Inc. and held numerous roles with Beverly Enterprises, Inc., a $2 billion NYSE-listed chain of health care facilities, including CFO of the corporation and later president and CEO of a $500 million division.

About Dresser, Inc.

Dresser, Inc. is a worldwide leader in the design, manufacture and marketing of highly engineered equipment and services sold primarily to customers in the flow control, measurement systems, and compression and power systems segments of the energy industry. Headquartered in Dallas, Texas, Dresser has a comprehensive global presence, with more than 6,200 employees and a sales presence in more than 100 countries worldwide. The company’s website is www.dresser.com.

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COMPANY CONTACT:

Jenny Haynes

Vice President of Investor Relations and Communications

(972) 361-9933

Jenny.haynes@dresser.com